EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release November 15, 2013

Contact:	Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $423,000 or $0.05 diluted earnings per share for the three months ended September 30, 2013, compared to net earnings of $522,000 or $0.07 diluted earnings per share for the three months ended September 30, 2012, a decrease of $99,000 or 19.0%.

The decrease in net earnings for the quarter ended September 30, 2013, was primarily attributable to a $256,000 increase in provision for losses on loans which totaled $282,000 for the recently ended quarter compared to the 2012 quarterly expense of $26,000. Net interest income increased from $2.0 million in the prior year quarter to $2.8 million in the current quarter just ended, chiefly due to our acquisition of CKF Bancorp, Inc., which was completed on December 31, 2012. The merger resulted in a significant increase in average assets and average liabilities. The increase in average assets precipitated an increase in interest income. However, the expected increase in interest expense has been mostly offset by a lower cost of funds. As a result, period over period interest income increased significantly, while interest expense increased only slightly.

Interest income increased $811,000 or 33.4% to $3.2 million for the quarter ended September 30, 2013, compared to $2.4 million for the quarter ended September 2012. Interest expense increased $14,000 or 3.2% from $439,000 to $453,000 for the recently ended quarter.

At September 30, 2013, assets had decreased $9.1 million or 2.8% to $315.0 million from $324.1 million at June 30, 2013. This decrease was attributed primarily to decreases in loans and cash and cash equivalents. Loans decreased $4.3 million or 1.6% from $262.5 million at June 30, 2013, to $258.2 million at September 30, 2013, primarily as a result of loan payoffs and accelerated repayments. Cash and cash equivalents decreased $3.8 million or 23.0% to $12.7 million at September 30, 2013, as the Company utilized excess liquidity to pay down borrowings. Total liabilities decreased $9.1 million or 3.6% to $248.3 million at September 30, 2013, primarily as a result of a decrease of FHLB advances, but also due to a decrease in deposits. FHLB advances decreased $5.6 million or 22.9% from $24.3 million at June 30, 2013 to $18.7 million at September 30, 2013, as excess liquidity was used to pay down maturing advances. Deposits decreased $4.0 million or 1.7% to $227.0 million at September 30, 2013.

At September 30, 2013, the Company reported its book value per share as $7.82.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At September 30, 2013, the Company had approximately 8,529,178 shares outstanding of which approximately 55.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2013	2013
	(In thousands, except share data)
	(Unaudited)

Assets
Cash and Cash Equivalents	$12,736	$16,540
Investment Securities	11,328	12,437
Loans Held for Sale	--	196
Loans, net	258,241	262,491
Other Assets	32,709	32,398
Total Assets	$315,014	$324,062
Liabilities
Deposits	$227,021	$230,981
FHLB Advances	18,734	24,310
Deferred revenue	664	641
Other Liabilities	1,874	1,508
Total Liabilities	248,293	257,440
Shareholders’ Equity	66,721	66,622
Total Liabilities and Equity	$315,014	$324,062
Book Value Per Share	$7.82	$7.80

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Three months ended September 30,
	2013	2012
	(Unaudited)

Interest Income	$3,236	$2,425
Interest Expense	453	439
Net Interest Income	2,783	1,986
Provision for Losses on Loans	282	26
Non-interest Income	115	109
Non-interest Expense	1,987	1,290
Income Before Income Taxes	629	779
Income Taxes	206	257
Net Income	$423	$522
Earnings per share:
Basic and diluted	0.05	0.07
Weighted average outstanding shares:
Basic and diluted	8,369,515	7,545,126